Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our reports dated May 24, 2012, relating to the financial statements of GT Advanced Technologies Inc., and the effectiveness of GT Advanced Technologies Inc.’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of GT Advanced Technologies Inc. for the year ended March 31, 2012, and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Deloitte & Touche LLP

Boston, Massachusetts

September 24, 2012